Exhibit 99.1

Quarter-to-Date
Sales Update

February 23, 2009

(% change versus PY)	January 2009	Commentary
Consolidated Sales	(22%)	Underlying sales declined 15% due to weaker demand across most end markets. Currency (5%) and natural gas pass-thru (2%).
Merchant Gases	(14%)	Lower volumes in all regions and across most end markets with weak holiday and economy-related customer outages. Higher pricing in all regions on recent increases. Currency (6%).
Tonnage Gases	(19%)	Volume growth in refinery hydrogen was more than offset by weakness in chemicals and steel. Lower natural gas pass-thru (6%). Currency (4%).
Electronics and Performance Materials	(45%)
Electronics sales decreased due to sharp declines in industry production and capital spending. Volumes in Asia were soft as customers took extended shutdowns during the Lunar New Year
holidays. Performance Materials sales declined reflecting significant weakness in all end markets, particularly in Asia. Currency (5%).

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results. Effective July 2008, Merchant Gases includes European Healthcare; prior periods have been restated.